UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 6, 2016

DESTINATION MATERNITY CORPORATION

(Exact name of Registrant as specified in Charter)

Delaware	0-21196	13-3045573
(State or Other Jurisdiction of Incorporation or Organization)	Commission File number	(I.R.S. Employer Identification Number)

232 Strawbridge Drive

Moorestown, NJ 08057

(Address of Principal Executive Offices)

(856) 291-9700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Compensatory Arrangements of Certain Officers

Management Incentive Program for the 2016 Fiscal Year

On April 6, 2016, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Destination Maternity Corporation (the “Company”) established the performance goals for the annual cash bonus opportunity under the Company’s Management Incentive Program (the “MIP”) for the 2016 fiscal year for each of Anthony M. Romano, the Company’s Chief Executive Officer & President, and Ronald J. Masciantonio, the Company’s Executive Vice President & Chief Administrative Officer (each, an “Executive”). The Company’s 2016 fiscal year ends on January 28, 2017.

For each of the annual cash bonus awards, the performance goals are specified levels of “Adjusted EBITDA,” which represents earnings before interest, taxes, depreciation and amortization, adjusted to exclude the impact of: (a) loss on impairment of tangible or intangible assets; (b) gain or loss on disposal of assets; (c) gain or loss from the early extinguishment, redemption or repurchase of debt; and (d) stock-based compensation expense. The Committee also determined that “Adjusted EBITDA” will be adjusted to exclude: (i) any expenses incurred by the Company in connection with certain extraordinary, unusual or infrequently occurring events reported in the Company’s public filings; and (ii) the impact of any changes to accounting principles that become effective during the 2016 fiscal year.

The following table sets forth the minimum, threshold, target and maximum annual cash bonuses payable to each Executive upon achievement of the specified levels of Adjusted EBITDA set by the Committee under the MIP and pursuant to each Executive’s currently effective employment agreement. For each Executive this table calculates the minimum, threshold, target and maximum annual cash bonuses using current base salary rates of each Executive. Note, however, that actual cash bonus amounts paid will be based on the base salary rates of each Executive in effect on April 1, 2016.

Executive	Target Bonus Opportunity (% of Base Salary)	Minimum ($)	Threshold ($)	Target ($)	Maximum ($)
Anthony M. Romano	100%	0	165,000	825,000	1,650,000
Ronald J. Masciantonio	60%	0	46,800	234,000	468,000

In the event of termination of employment under certain circumstances during the 2016 fiscal year, in accordance with each of their respective employment agreements, each Executive would be entitled to a pro-rata payout of his annual cash bonus (determined with reference to the actual performance of the Company for the full fiscal year).

Cash incentives potentially payable under the MIP to the Executives with respect to the Company’s 2016 fiscal year are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Because payouts under the MIP depend on future corporate performance, the actual amounts the Company will pay under the MIP for the 2016 fiscal year are not yet determinable.

Performance Goals for the 2016 Fiscal Year

On April 8, 2016, the Committee established the performance goals for the award of performance-based restricted stock units (“RSUs”) under the Amended and Restated Destination Maternity Corporation 2005 Equity Incentive Plan (the “EIP”) for each of the Executives. The RSUs earned by an Executive, if any, will be based on specified levels of the Company’s cumulative Adjusted EBITDA, as reflected in the Company’s financials, with respect to the Company’s 2016 fiscal year through and including the Company’s 2018 fiscal year (the “Performance Period”) and will generally be further contingent on the Executive’s continued employment with the Company through the date on which the shares in respect of these RSUs, if any, are issued following the end of the Performance Period.

For this purpose, the Committee determined that Adjusted EBITDA shall mean the Company’s earnings before interest, taxes, depreciation and amortization, as reflected in the Company’s financials, adjusted to exclude the impact of (a) loss on impairment of tangible or intangible assets; (b) gain or loss on disposal of assets; (c) gain or loss from the early extinguishment, redemption or repurchase of debt, (d) stock-based compensation expense, (e) the impact of any changes to accounting principles that become effective during the Performance Period, and (f) any expenses incurred by the Company in connection with certain extraordinary, unusual or infrequently occurring events reported in the Company’s public filings.

The following table sets forth the threshold, target and maximum RSUs earned by an Executive upon achievement of the specified levels of cumulative Adjusted EBITDA:

Executive	Threshold	Target	Maximum
Anthony M. Romano	6,885 RSUs	27,537 RSUs	41,306 RSUs
Ronald J. Masciantonio	2,921 RSUs	11,683 RSUs	17,525 RSUs

The Committee will interpolate to determine the RSUs earned for all levels of cumulative Adjusted EBITDA above the Threshold Level but below the Maximum Level.

If a “Change in Control” (as such term is defined in the EIP) occurs during the Performance Period and during the Executive’s employment with the Company, the Executive’s RSUs will be earned at the Target Level (as set forth above). Additionally, if an Executive’s employment with the Company is terminated prior to distribution of shares of Company stock in respect of earned RSUs (i) due to the Executive’s death, (ii) due to the Executive becoming “Disabled” (as such term is defined in the EIP), (iii) by the Company without “Cause” or (iv) by the Executive for “Good Reason” (as such terms are defined in the employment agreement between the Company and the Executive), then notwithstanding such termination of employment, the Executive will receive shares in respect of the number of the RSUs that are otherwise earned at the end of the Performance Period based on the actual performance of the Company, pro-rated for the number of days the Executive was employed during the Performance Period.

Any dividends declared on the shares of Company stock underlying the RSUs will be credited as additional RSUs based on the fair market value of the Company stock on the dividend record date. Those additional RSUs will be earned, if at all, on the same terms as the original RSUs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: April 12, 2016	DESTINATION MATERNITY CORPORATION

	By:	/s/ Judd P. Tirnauer
Judd P. Tirnauer Executive Vice President & Chief Financial Officer